FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. AND KTI, INC. TO MERGE

COMBINATION CREATES AN INTEGRATED WASTE MANAGEMENT LEADER IN THE
NORTHEASTERN U.S.

TRANSACTION EXPECTED TO BE SIGNIFICANTLY ACCRETIVE; PROVIDES ATTRACTIVE REGIONAL SYNERGIES AND OPENS NEW MARKETS

     RUTLAND, VERMONT/GUTTENBERG, NEW JERSEY (January 13, 1999)--Casella Waste Systems, Inc. (Nasdaq: CWST), a regional, non-hazardous solid-waste services company, and KTI, Inc. (Nasdaq: KTIE), a diversified integrated waste processing company, jointly announced today that the two companies would merge.

     Upon closing of the transaction, KTI shareholders will receive 0.91 shares of Casella common stock for each KTI common share. The closing is subject to approval by the stockholders of the companies, antitrust clearance, qualification of the merger as a tax-free pooling of interests, and other customary closing conditions. The companies anticipate that the merger should close during the second calendar quarter of 1999.

     After the merger, Casella will have annualized revenues of approximately $460 million, EBITDA in excess of $115 million, and total assets in excess of $650 million. The companies anticipate near-term synergies of approximately $9 million annually. The transaction is expected to be immediately accretive to earnings, estimated at $0.34 per share over current First Call estimates of $0.96 for the fiscal year ending April 30, 2000. For the fiscal year ending April 30, 2000, the combined company projects revenues of $560 million, EBITDA of $145 million, and EPS of $1.30 per share.

     After the consummation of the merger, the combined company will be led by a senior management team including Ross Pirasteh, chairman of KTI, as chairman of the board of directors; John W. Casella, chairman and CEO of Casella, as president and CEO; James W. Bohlig, senior vice president and COO of Casella, as senior vice president and COO; Martin J. Sergi, president of KTI, as executive vice president; Paul Garrett, vice chairman of KTI, as executive vice president; and Jerry S. Cifor, senior vice president and CFO of Casella, as senior vice president and CFO.

     The merged company will have an 11-member board of directors, five from Casella, five from KTI, and one director to be jointly selected.

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     "This combination is compelling, and one that allows us to strengthen
Casella's successful strategy of consolidating existing and new secondary markets, linking contiguous geographic assets, and building market-by-market leadership in solid waste services," John W. Casella, chairman and CEO of Casella, said.

     "This strategic merger represents a major milestone in KTI's path towards full integration and national presence in the waste management industry. The confluence of shared cultures and values between our two companies combined with the complementary management talents will help achieve enhanced shareholder value and further growth," Ross Pirasteh, chairman of KTI, said.

     Donaldson, Lufkin and Jenrette served as financial advisor to Casella on the transaction. Credit Suisse First Boston and CIBC Oppenheimer served as financial advisors to KTI.

     Casella Waste Systems, headquartered in Rutland, Vermont, is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, northern Massachusetts, upstate New York, and northern Pennsylvania. The company's principal operations consist of five Subtitle D landfills and one permitted construction and demolition debris landfill, 46 transfer stations, 13 recycling processing facilities, and 34 collection operations which serve over 220,000 commercial, municipal and residential customers.

     KTI, headquartered in Guttenberg, New Jersey, is an integrated value-added processor in the solid waste management industry. The company operates 51 facilities in 21 states and Canada in four operating divisions: waste-to-energy, commercial recycling, residential recycling, and finished products.

     For further information, contact:

     Casella Waste Systems; Joseph Fusco, V.P. Communications; or Jerry Cifor, Chief Financial Officer at 802-775-0325; or visit http://www.casella.com.

     KTI; Marty Sergi, President at 201-854-7777; or Frank N. Hawkins, Jr. or Julie Marshall, Hawk Associates, Inc. at 305-852-2383; or visit http://www.hawkassociates.com/kti.

     This press release, with respect to the financial and operational impact of the proposed transactions and projected financial results contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are a substantial delay in the expected closing of the transaction, the combined company's ability to realize expected synergies from the transaction, the ability to successfully integrate the


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two companies and otherwise to manage growth, a history of losses, the ability to identify, acquire and integrate acquisition targets, dependence on management, the uncertain ability to finance the company's growth, limitations on landfill permitting and expansion and geographic concentration, a general economic downturn, changes in the law and regulations relating to the environment, competition, and the risk factors detailed from time to time in Casella Waste Systems' and KTI's periodic reports and registration statements filed with the Securities and Exchange Commission.


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